EXHIBIT 99

Contact:	Mark Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY CAFETERIAS INC. SUBMITS PLAN TO THE NEW YORK STOCK EXCHANGE FOR CONTINUED LISTING OF ITS COMMON STOCK

BATON ROUGE, LA (September 24, 2001) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) announced today that it is submitting a plan to the New York Stock Exchange (NYSE) to demonstrate the Company's belief that it will be in compliance with the NYSE's listing requirements by February 8, 2003, and thereby qualify for continued listing on the NYSE.

The submission is being made in response to the NYSE's recent notice to the Company that it is not currently meeting one of the listing standards and must be in compliance with such standard within 18 months of the receipt of the notice or risk suspension by the NYSE.

The continued listing requirement with which the Company is currently not in compliance is the requirement that its total market capitalization and its shareholders' equity each amount to at least $50 million. The Company's total market capitalization, based on the 10.5 million shares of its common stock outstanding and the $1.35 per share closing price of the Company's common stock on September 21, 2001, is approximately $14.2 million. The Company's shareholders' equity at June 30, 2001, which was the last fiscal quarter for which financial statements are available, was $43.3 million. The Company believes that the plan being submitted to the New York Stock Exchange, when implemented, is capable of achieving an increase in the Company's shareholders' equity and market capitalization above the required amounts by the end of the required 18-month period.

Piccadilly is a leader in family dining restaurants and operates in 216 locations in the Southeastern and Mid-Atlantic states. For more information, visit the company's website at www.piccadilly.com.

Certain statements contained in this press release may be forward-looking statements. These forward-looking statements and all other statements are subject to a number of risks and uncertainties, and actual results may differ materially than those forecasted. Certain factors, which could affect the accuracy of statements in this press release, are identified in the public filings made by Piccadilly Cafeterias, Inc. with the Securities and Exchange Commission.

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